Exhibit 3.2

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
COLLINS RECEIVABLES, LLC

     THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) is entered into as ___, 2004 by and among the Members of Collin Receivables, LLC.

W I T N E S S E T H:

     WHEREAS, the parties desire to form and become the members of a Delaware limited liability company to be known as Collins Receivables, LLC for the purpose of conducting its business; and

     WHEREAS, the parties desire to provide herein for the management and the conduct of the business and affairs of the Company and their relative rights and obligations with respect thereto;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter provided, and other good and valuable consideration, the legal adequacy of which is acknowledged, the parties hereto hereby agree as follows:

SECTION 1
DEFINITIONS

     1.1 Definitions. As used herein with their initial letters capitalized, the following terms shall have the indicated meanings. Any terms with their initial letters capitalized and not otherwise defined herein shall have the meaning set forth in the Act. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.

     (a) “Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time (and any corresponding provisions of succeeding law).

     (b) “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year after giving effect to the following adjustments:

     (i) Credit to such Capital Account for any amounts which such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Regulations Section 1.704-2(g)(1) and Regulations Section 1.704-2(i)(5); and

     (ii) Debit to such Capital Account for any items described in Regulations Sections 1.704-1(b)(2)(ii)(d) (4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     (c) “Affiliate” means any person or entity controlling, controlled by or under common control with the subject person or entity within the meaning of the federal securities laws.

     (d) “Agreed Value” means, with respect to any asset of the Company, the asset’s adjusted basis for federal income tax purposes, except that the Agreed Value of all Company assets shall be adjusted to equal their respective Fair Market Values, in accordance with the rules set forth in Regulations Section 1.704(b)(2)(iv)(f), except as otherwise provided herein, immediately prior to: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property of the Company as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) shall be made only if the Managers determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. The Agreed Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted tax bases of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section 4.2(e) hereof and are not otherwise taken into account under this subparagraph.

     (e) “Agreement” means this limited liability company operating agreement as originally executed and as amended from time to time in accordance with its terms, as the context requires. Words such as “herein,” “hereinafter,” “hereto,” “hereby,” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, including Schedules, unless the context otherwise requires.

     (f) “Articles” means the Articles of Organization of the Company, as filed with the Secretary of State of the State of Delaware on January 8, 2004.

     (g) “Capital Account”has the meaning assigned to it in Section 3.1 hereof.

     (h) “Class A Members” means the members of the Company holding Class A Units.

     (i) “Class A Member Capital Distributions” means with respect to each Class A Member, the cumulative amount of distributions to such Class A Member pursuant to Section 5.1(b) hereof.

     (j) “Class A Units” means interests in the Company as set forth opposite a Class A Members name on Schedule A attached hereto.

     (k) “Class B Member” means the member of the Company holding Class B Units.

     (l) “Class B Units” means interests in the Company as set forth opposite the Class B Member’s name on Schedule A attached hereto.

     (m) “Code” means the Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

     (n) “Collins Financial” means Collins Financial Services, Inc.

     (o) “Company” means Collins Receivables, LLC, a Delaware limited liability company.

     (p) “Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” in Regulations Section 1.704-2(b)(2). The amount of Company Minimum Gain (including any net increase or decrease therein) for any year or other period shall be determined in accordance with Regulations Section 1.704-2(d).

     (q) “Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the value of an asset as reflected in the Capital Accounts of the Members differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning value using any reasonable method selected by the Managers.

     (r) “Dissolution Events” has the meaning assigned to it in Section 11.1 hereof.

     (s) “Fair Market Value” means, with respect to any asset, the amount at which such asset would exchange between a willing buyer and a willing seller, each having a reasonable knowledge of all pertinent facts, neither being under compulsion to buy or sell. Fair Market Value shall be determined by the Managers in good faith, and such determination shall be binding and conclusive on all parties. In making such determination, the Managers may obtain (but shall not be required to obtain) an appraisal by a professional appraiser selected by the Managers.

     (t) “Fees” means, for each Fiscal Year or other period, the fees payable by the Company to Collins Financial for their consulting services as set forth in Section 6.2.

     (u) “Fiscal Year” means the annual accounting period used by the Company for tax or financial reporting.

     (v) “Investment Return” means, with respect to each Class A Member for each Fiscal Year of the Company, an amount equal to a non-compounded, cumulative 10.25% return per annum on such Class A Member’s Undistributed Invested Capital.

     (w) “Liability” means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a Proceeding.

     (x) “Managers” means Walt Collins, Gary E. Wood, Ph.D. and Larry Vasbinder or any other person who subsequently may be elected from time to time by the Class B Member to manage the affairs of the Company pursuant to this Agreement.

     (y) “Members” means the members of the Company including both Class A Members and the Class B Member as admitted pursuant to the provisions of this Agreement. The Managers may amend Schedule A as appropriate to reflect the addition or deletion of a Member without further action or approval of the Members.

     (z) “Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

     (aa) “Member Nonrecourse Debt” has the meaning ascribed to “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

     (bb) “Member Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” in Regulations Section 1.704-2(i)(2).

     (cc) “Net Available Cash” means the cash available for distribution to the Members after the payment of all Fees and other expenses incurred in connection with the operation of the Company.

     (dd) “Non-Allocated Investment Return” means, for each Class A Member, an amount equal to the cumulative Investment Return for all Fiscal years of the Company less any Profit allocated to such Class A Member pursuant to Section 4.1(a)(3) of this Agreement.

     (ee) “Nonrecourse Deductions” has the meaning ascribed to it in Regulations Section 1.704-2(b)(1).

     (ff) “Nonrecourse Liability” has the meaning ascribed to it in Regulations Section 1.752-1(a)(2).

     (gg) “Party” means an individual who was, is, or is threatened to be made a named defendant or respondent in a Proceeding involving the Company.

     (hh) “Permitted Transferee” means (i) with respect to each Member who is an individual, (A) an irrevocable trust to which a transfer is made for purposes of estate planning purposes or (B) an entity in which such Member owns all of the outstanding equity interests and (ii) with respect to each Member that is not an individual, any individual or entity that owns all of the outstanding equity interests of such Member; provided, however, that prior to any such transfers, each Permitted Transferee executes a counterpart of this Agreement pursuant to which such Permitted Transferee agrees to be bound by the terms hereof.

     (ii) “Proceeding” means any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal.

     (jj) “Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period (taking into account the payment of all Fees), determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

     (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

     (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses hereunder shall be subtracted from such taxable income or loss;

     (iii) Gain or loss resulting from any disposition of Company property reflected in the Capital Account of any Member at an Agreed Value that is different from its adjusted tax basis shall be computed by reference to such Agreed Value;

     (iv) In determining Profits and Losses hereunder for any Fiscal Year, there shall not be taken into account any items specially allocated under Section 4.2 or 4.3.

     (v) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

     (vi) In the event the Managers adjust the Agreed Value of the Company’s assets pursuant to Section 1.1(d) hereof, the difference between the Agreed Value of such property and its adjusted tax basis shall be treated as an item of profit or loss, as the use may be, for purposes hereof.

     (kk) “Receivables” means defaulted and charged-off consumer receivables, including, but not limited to, consumer credit card debt, consumer loan accounts, automobile deficiency accounts, telecommunications accounts and payday loan accounts.

     (ll) “Registration Statement” means the Form SB-2 registration statement of Collins Receivables, LLC dated ___, 2004.

     (mm) “Regulations” means, except as expressly provided to the contrary herein, the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provision or provisions of succeeding, substitute, proposed or final Regulations whose effective dates apply to the Company.

     (nn) “Regulatory Allocations” has the meaning assigned to it in Section 4.3 hereof.

     (oo) “Special Meeting” means any meeting of the Managers other than the required annual meeting.

     (pp) “Undistributed Invested Capital” means, with respect to each Class A Member as of any date, the capital contributions made from time to time to the Company by such Class A Member pursuant to Section 3 hereof, less any applicable Class A Member Capital Distributions. Notwithstanding the previous sentence of this definition, if the Capital Account of any Class A Member is less than their Undistributed Invested Capital as of the date that is four years from the date their investment is accepted by the Company (taking into account all allocations of Profit or Loss to such Class A Member to such date), then the Undistributed Invested Capital of such Class A Member shall be reduced to equal such Class A Member’s Capital Account at such time.

     (qq) “Undistributed Investment Return” means, with respect to each Class A Member as of any date, such Class A Member’s Cumulative Investment Return for all Fiscal Years less all distributions to such Class A Member pursuant to Section 5.1(a) hereof.

     (rr) “Units” means units of beneficial interest in the Company including both Class A Units and Class B Units as shall be maintained on Schedule A. The maximum number of Class A Units authorized to be issued by the Company is 30,000 and the maximum number of Class B Units authorized to be issued by the Company is 1.

     1.2 Other Definitions. Other terms are defined in the Sections of this Agreement.

SECTION 2
FORMATION AND PURPOSES OF THE COMPANY

     2.1 Formation. The Members hereby agree to form and/or continue a manager-managed limited liability company pursuant to the Act, subject to the terms and conditions of this Agreement, as the same may be amended from time to time.

     2.2 Name. The Company shall operate under the name Collins Receivables, LLC or such other name as the Managers may from time to time select.

     2.3 Principal Place of Business. The principal place of business of the Company shall be located at 2101 West Ben White Boulevard., Suite 103, Austin, TX 78704, or such other place of business as the Managers may determine.

     2.4 Registered Office and Agent. The initial registered agent of the Company shall be Corporation Service Company located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

     2.5 Purposes and Powers. The purposes of the Company shall be to engage in any and all lawful business for which limited liability companies may be organized under the Act. In furtherance of the foregoing purposes, the Company shall have the full power and authority to conduct its business as provided by the Act and applicable law.

     2.6 Business of the Company. The business of the Company (the “Business”) shall be the purchase, collection and sale of Receivables as described in the Registration Statement.

     2.7 Term. The Company commenced upon the filing of the Articles in the Office of the Secretary of State of the State of Delaware on January 8, 2004 and shall continue until dissolution pursuant to Section 11.1 of this Agreement.

SECTION 3
CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

     3.1 Capital Accounts. A Capital Account shall be maintained for each Member for the full term of the Agreement in accordance with the capital account maintenance rules of Regulations Section 1.704-1(b)(2)(iv). Except as otherwise provided in this Agreement, a Member’s Capital Account shall be equal to the amount of cash contributed to the capital of the Company by such Member and shall generally be increased by the amount of Profit allocable to such Member and any income and gain specially allocated to such Member and decreased by (1) the amount of Loss allocated to such Member and (2) the amount of cash distributed to such Member. Each Member shall have only one Capital Account, regardless of the number or classes of Units owned by such Member or the time or manner in which such Units were acquired.

     3.2 Initial Capital Contributions. Each Member has made contributions to the capital of the Company in cash as set forth on Schedule A. Each Member shall own that number of Units set forth opposite their name on Schedule A, as such Schedule may be amended from time to time by the Managers.

     3.3 Additional Capital Contributions. No additional capital contributions or assessments shall be required of any Member without the consent of such Member. Without limiting the generality of the foregoing, no Member shall be obligated to contribute cash or property to restore a negative Capital Account balance during the existence of the Company or at the dissolution and termination of the Company.

     3.4 No Right to Withdraw Capital. No Member shall have the right to demand the return of, or otherwise withdraw, such Member’s capital or to receive any specific property of the Company, except as specifically provided in this Agreement. In no event shall a Member have the right to demand and receive property other than cash in return for his capital.

     3.5 No Interest on Capital. No interest shall be paid on capital contributions or on balances of Capital Accounts.

SECTION 4
ALLOCATIONS OF PROFITS AND LOSSES

     4.1 General Allocations.

     (a) After giving effect to the special allocations set forth in Sections 4.2 and 4.3 hereof, Profit as determined for each Fiscal Year shall be allocated as follows:

     (1) First, up to the excess, if any, of (i) the aggregate Loss allocated pursuant to Section 4.1(b)(4) for all prior Fiscal Years over (ii) the aggregate Profit previously allocated pursuant to this Section 4.1(a)(1) (to the extent not previously offset) shall be allocated to the Members in proportion to such excess for each Member;

     (2) Second, up to the excess, if any, of (i) the aggregate Loss allocated pursuant to Section 4.1(b)(3) for all prior Fiscal Years over (ii) the aggregate Profit previously allocated pursuant to this Section 4.1(a)(2) (to the extent not previously offset) shall be allocated to the Members in proportion to such excess for each Member;

     (3) Third, to the Class A Members, an amount up to the Non-Allocated Investment Return for each Class A Member in proportion to their Non-Allocated Investment Return; and

     (4) Fourth, any remainder to the Class B Member

     (b) After giving effect to the special allocations set forth in Sections 4.2 and 4.3 hereof, Loss as determined for each Fiscal Year shall be allocated as follows:

     (1) First, up to the excess, if any, of the aggregate Profit allocated pursuant to Section 4.1(a)(4) for all prior Fiscal Years, over the aggregate Loss previously allocated pursuant to this Section 4.1(b)(1) (to the extent not previously offset) shall be allocated to the Members in proportion to such excess for each Member;

     (2) Second, up to the excess, if any, of the aggregate Profit allocated pursuant to Section 4.1(a)(3) for all prior Fiscal Years, over the aggregate Loss previously allocated pursuant to this Section 4.1(b)(2) (to the extent not previously offset) shall be allocated to the Members in proportion to such excess for each Member;

     (3) Third, up to the Capital Accounts of the Members having a positive Capital Account balance (taking into account any deficit restoration obligation of such Member, including without limitation, any amount which such Member is deemed to be obligated to restore pursuant to Treas. Reg. §1.704-2(g)(1) or (i)(5), and any adjustments pursuant to Treas. Reg. §1.704-1(b)(2)(ii)(d)(4), (5) or (6)) in proportion to such Capital Account balances (as so adjusted); and

     (4) any remaining Loss shall be allocated among the Members in proportion to their percentage ownership of the Units.

     4.2 Special Allocation Provisions.

     (a) Company Nonrecourse Deductions. Nonrecourse Deductions of the Company shall be allocated between the Members in proportion to the Losses or Profits (as the case may be) that are otherwise allocated to the Members pursuant to Section 4.1; provided, however, that in the event such allocation of Nonrecourse Deductions is not reasonably consistent (within the meaning of Regulations Section 1.704-2) with allocations of some other significant Company item attributable to the property securing the related Nonrecourse Debt, the Managers shall have the discretion to make allocations that will satisfy the requirements of such Regulations.

     (b) Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

     (c) Minimum Gain Chargeback. In the event there is a net decrease in a Member’s share of Company Minimum Gain and/or Member Minimum Gain (as determined under Regulations Sections 1.704-2(f)(1) and 1.704-2(i)(4)) for any Fiscal Year or other period, such Member shall be allocated items of income and gain for the Fiscal Year or other period (and if necessary, other years or periods) as required by and in accordance with Regulations Sections 1.704-2(f)(1) and 1.704-2(i)(4) before any other allocation is made.

     (d) Qualified Income Offset. If any Member unexpectedly receives an adjustment or allocation described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) in any Fiscal Year or other period, and as a result would, but for this subparagraph (d), have an Adjusted Capital Account Deficit as of the last day of such Fiscal Year or other period, then items of income and gain of the Company (consisting of a pro rata portion of each item of Company income and gain) for such Fiscal Year or other period (and, if necessary, for subsequent years or periods) shall be specially allocated to such Member in the amount and in the proportions required to eliminate such deficit as quickly as possible. For purposes of this subparagraph (d), a Member’s Capital Account shall be computed as of the last day of a Fiscal Year or other period in the manner provided in Section 3.1 hereof.

     (e) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 743(b) or Code Section 734(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2), or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

     (f) Gross Income Allocation. If any Member would otherwise have a deficit balance in his Capital Account as of the last day of any Fiscal Year or other period which is in excess of the sum of the amount (if any) such Member is obligated or deemed obligated to restore (whether under this Agreement or otherwise, and including for this purpose, without limitation, such Member’s exposure with respect to debt or other obligations or liabilities of the Company), then items of income and gain of the Company shall be specially allocated to such Member (in the manner specified in subparagraph (d) hereof) so as to eliminate such excess as quickly as possible. For purposes of this subparagraph (f), a Member’s Capital Account shall be computed as of the last day of a year or other period in the manner provided in Section 3.1 hereof.

     4.3 Curative Allocations. The allocations set forth in Section 4.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profits and Losses or make Company distributions. Accordingly, notwithstanding the other provisions of this Section 4, but subject to the Regulatory Allocations, the Managers are hereby directed to reallocate items of income, gain, deduction and loss between the Members so as to eliminate the effect of the Regulatory Allocations and thereby to cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profits and Losses (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profits and Losses (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. The Managers shall have discretion to accomplish this result in any reasonable manner.

     4.4 Miscellaneous Allocation Rules.

     (a) For purposes of determining Capital Accounts under Sections 4.1 for any Fiscal Year or other period, each Member’s Capital Account shall be deemed to be increased by such Member’s share of Company Minimum Gain and Member Minimum Gain determined as of the end of such Fiscal Year or other period.

     (b) In the event additional Members are admitted to the Company on different dates during any Fiscal Year or other period, the Profits (or Losses) allocated to the Members for each such Fiscal Year or other period shall be allocated among the Members in proportion to the number of Units each holds from time to time during such Fiscal Year or other period in accordance with Code Section 706, using any convention permitted by law and selected by the Managers.

     (c) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managers using any permissible method under Code Section 706 and the Regulations thereunder. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses.

     4.5 Tax Allocations. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated between the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Agreed Value. In the event the Agreed Value of any Company asset is determined in accordance with Section 1.1(d) hereof, and the Members’ Capital Accounts are adjusted in connection therewith as contemplated by Section 1.1(jj)(vi) hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Agreed Value in a manner that reflects and is consistent with the Members’ interest in the Company. Any elections or other decisions relating to such allocations shall be made by the Managers in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.5 are solely for purposes of federal, state and local taxes and shall not affect or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

SECTION 5
DISTRIBUTIONS

     5.1 Non-Liquidating Distributions. All Net Available Cash shall be distributed quarterly in the order and priority set forth below:

     (a) First, distributions shall be made to the Class A Members in proportion to their Undistributed Investment Return, until each Class A Member has received distributions pursuant to this Section 5.1(a) equal to such Class A Member’s Undistributed Investment Return;

     (b) Second, distributions shall be made to the Class A Members in proportion to their positive Capital Account balances until no Class A Member has a positive Capital Account; and

     (c) Third, distributions shall be made to the Class B Member.

Notwithstanding any other provisions of this Agreement, the Managers will use their best efforts to make distributions to the Class A Members for each Fiscal Year in such amounts so as to allow the Class A Members to pay any state, local or federal income tax liability resulting as a consequence of allocations of Profit to such Class A Members pursuant to Section 4.1 of this Agreement. Furthermore, with respect to each Class A Member, the Managers shall not make distributions to such Class A Member pursuant to Section 5.1(b) prior to the date that is four years from the date their investment is accepted by the Company (although a Member’s Capital Account may have a net reduction for any Fiscal Year if the amount of distributions to such Member exceeds the Profit allocated to such Member for such Fiscal Year). In addition, no distributions may be made pursuant to Section 5.1(c) until each Class A Member’s Capital Account has been reduced to zero. The Class A Members acknowledge that the payment of Fees pursuant to Section 6 of this Agreement shall be made prior to the distributions set forth in this Section 5.1 and that such Fees shall reduce the amount of Net Available Cash available for distribution pursuant to this Section 5.1.

     5.2 Distributions-in-Kind. In the event the Company distributes any of its property in-kind to any Member, the difference between the Agreed Value of such property at the time of distribution and its adjusted tax basis shall be treated as an item of Profit of Loss allocable to the Members in accordance with the provisions of Section 1.1(jj)(vi) hereof.

     5.3 Limitations on Distributions. Except as provided in Section 5.4, no distribution shall be paid by the Company unless, after giving effect to the distribution, the Company will be able to pay its debts as they become due in the normal course of business and the Company’s total assets are more than the sum of the Company’s total liabilities, excluding liabilities for which the recourse of creditors is limited to specified property of the Company, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair value of the property exceeds that liability.

     5.4 Distribution Upon Termination of the Company. All distributions of proceeds following or in anticipation of liquidation of the Company, after (i) payment of the debts and other liabilities of the Company, (ii) payment of the incurred and expected expenses of liquidation, and (iii) the establishment of a reasonable reserve for contingent or unknown liabilities of the Company, in an amount established by the Managers, shall be made:

     (a) First, to the Class A Members, an amount up to the Undistributed Investment Return of each Class A Member in proportion to each of their Undistributed Investment Return;

     (b) Second, in accordance with Regulations Section 1.704-1(b)(2)(ii)(b)(2) in proportion to and to the extent of the positive Capital Account balances of the Class A Members determined after taking into account all the allocations, distributions (including distributions pursuant to Section 5.4(i) above) and adjustments to the Capital Accounts for the Company’s Fiscal Year during which the liquidation occurs as well as the determination of Profit or Loss for such Fiscal Year; and

     (c) Third, any remaining amounts shall be distributed to the Class B Member.

SECTION 6
CONSULTING AND FEE ARRANGEMENT

     6.1 Services.

     (a) Subject to the terms and conditions of this Agreement, Collins Financial will render the services described below to the Company in return for the Fees. From time to time, the Managers may submit to Collins Financial a written proposal (“Proposal”) amending or revising in whole or in part the services to be performed by Collins Financial as the Managers shall deem to be advisable to achieve its profitability objectives and goals: provided, however, without Collins Financial’s express written consent no such Proposal shall impair or adversely affect the compensation for services under this Agreement to Collins Financial or its Affiliates.

     (b) Collins Financial (or an Affiliate of Collins Financial) shall assist the Company in identifying and valuing Receivables which the Company may purchase for either collection or resale. All Receivables purchased by the Company shall be carried in the name of the Company and recorded to indicate that they are owned by the Company. The Company must expressly approve the acquisition of any Receivables.

     (c) Collins Financial (or an Affiliate of Collins Financial) shall assist the Company in collecting on any Receivables or selling any Receivables. The terms of any collections or sales with respect to any Receivables must be expressly approved by the Company.

     (d) Collins Financial agrees and shall assure that it and any of its Affiliates utilized to perform services under this Agreement shall be fully licensed as required by law to perform collection services and shall perform such services at a level equal to or exceeding prevailing industry standards.

     6.2 Compensation of Collins Financial. In consideration for the services to be performed by Collins Financial (or any Affiliate of Collins Financial) pursuant to Section 6.1 of this Agreement, the Company shall pay to Collins Financial or its designated Affiliates the following amounts (the “Fees”):

     (a) An “Acquisition Fee” in an amount deemed by the Company to be appropriate, but in no event to exceed 5% of the purchase price of Receivables identified by Collins Financial (or an Affiliate of Collins Financial) and acquired by the Company paid simultaneously with the acquisition of such Receivables.

     (b) A “Sales Fee” in an amount deemed by the Company to be appropriate, but in no event to exceed 20% of the gross proceeds received by the Company (whether paid in cash or property other than cash) resulting from efforts of Collins Financial from or with respect to the sale, on a retail or wholesale basis, of Receivables, payable immediately upon receipt of such proceeds by the Company.

     (c) A “Collections Fee” in an amount deemed by the Company to be appropriate, but in no event to exceed 50% of the gross proceeds received by the Company (whether paid in cash or property other than cash) resulting from efforts of Collins Financial to collect the Receivables owned by the Company. The Collections Fee shall be payable immediately upon receipt of such gross proceeds by the Company.

     The Company shall not be liable to Collins Financial (or any Affiliate of Collins Financial) for any expenses or fees Collins Financial (or any Affiliate of Collins Financial) incurs in connection with the services it performs for the Company pursuant to this Agreement.

     6.3 Term and Termination. The terms of this Section 6 shall remain in effect for the duration of this Agreement. However, the Company may terminate the terms of this Section 6, without cause, for any reason, at any time three (3) years after the effective date of this Agreement upon ninety (90) days notice to Collins Financial. Upon any such termination the Manager shall amend this Agreement as appropriate to reflect the termination of the terms of this Section 6. In addition, Collins Financial shall be entitled to receive any Fees it has earned up to the effective date of any termination of this Agreement by the Company pursuant to this Section 6.3.

SECTION 7
MEMBERS

     7.1 Admission of New Members. No other person shall be made a Member without the prior consent of the Managers at the time such membership decision is to be made.

     7.2 Rights and Duties. The Members shall have such rights and duties as are provided in this Agreement and the Act.

     7.3 Liability of Members. Except as otherwise set forth in the Act, the Members shall not be liable under a judgment, decree or order of a court, or in any manner, for a debt, obligation or liability of the Company.

     7.4 Voting Rights. As a condition of being admitted as a Member, each Member acknowledges that they will be granted limited voting rights with respect to the operation of the Company and that the Managers will be vested with the power and authority to run the day-to-day operations of the Company. Notwithstanding the previous sentence or any other provision of this Agreement, without the majority vote of the Members (with each Member entitled to one (1) vote for each Unit held), no Member or Manager shall have any duty, right, power or authority to:

     (a) amend the Company’s Articles of Formation or this Agreement in any manner that would have a material adverse effect on a Member’s rights, preferences or privileges with respect to their Units (except as otherwise provided herein);

     (b) issue any additional Units senior to the Units held by the Members except as otherwise provided herein); or

     (c) materially change the nature of the Business of the Company as set forth in the Registration Statement.

Other than the right of the Class B Member to appoint Managers pursuant to the terms of this Agreement, the provisions enumerated in Section 7.4 (a)-(c) above shall be the only issues on which the Members (in their capacity as Members) shall be entitled to vote with respect to the Company.

     7.5 Annual Meetings. There shall be no required annual meeting of the Members.

     7.6 Special Meetings. A Special Meeting of the Members to vote on those items set forth in Section 7.4 above may be called by the Managers upon provision of written notice of demand to the Members. Any Special Meeting shall be held at such place, either within or without the State of Delaware, as may be designated from time to time by the Managers.

     7.7 Notice of Members’ Meetings. Written or printed notice stating the place, date, and time of the meeting and, in the case of any Special Meeting, a statement of the purposes of the meeting and the person or persons calling the meeting, shall be delivered by first class, certified, or registered United States mail. Such notice must be given no fewer than ten (10) days nor more than two (2) months before the date of the meeting, and the notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to each Member at his respective address as it appears on the records of the Company. The person giving such notice shall certify that the notice required by this Section 7.7 has been given. Any Member may waive his right to any notice required by this Section 7.7 either before, during or after any such meeting or balloting and such waiver must be given in writing by the Member seeking such waiver to any Manager.

     7.8 Quorum Requirements for Meetings. The presence of at least fifty percent (50%) of the Members (in person or by proxy) shall constitute a quorum at any meeting of Members. Once a quorum is present at a meeting, any action properly taken at the meeting remains valid and effective, notwithstanding the subsequent withdrawal of any Member from the meeting. If a quorum does not appear at a meeting, the Members present may adjourn the meeting, notwithstanding the absence of a quorum and notice of an adjourned meeting is not necessary if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken.

     7.9 Voting by Proxy. A Member may appear and vote at a meeting in person or by proxy. Any proxy shall be dated and signed by the Member (or the Member’s attorney-in-fact). A proxy shall remain effective for the period set forth therein. Any such proxy (other than a proxy coupled with an interest) may be revoked at any time, such revocation to be effective upon the presentation of a later-dated proxy or written notice of revocation given to the Company, or by the Member voting in person at the meeting.

SECTION 8
MANAGERS

     8.1 Power. The Managers shall be responsible for governing the business and affairs of the Company. Without the majority vote of the Managers, no Member shall have any power or authority to:

     (a) terminate, merge, dissolve or liquidate the Company;

     (b) convert the Company to a corporation or any other type of entity;

     (c) change the principal place of business of the Company; or

     (d) change the name of the Company.

     8.2 Managers of Company; Size. The Company shall be governed by three (3) Managers. The initial Managers shall be those persons set forth in Section 1.1 of this Agreement under the definition of “Manager.” The number of Managers may be increased or decreased by the vote of a majority of the Managers. Each Manager shall be entitled to one (1) vote.

     8.3 Qualifications and Election. Each Manager shall be a natural person, but need not be a Member. Each Manager shall hold office until the next annual meeting of the Managers and until his or her successor is elected and qualified, or until the earlier death, resignation, removal or disqualification of said Manager.

     8.4 Reimbursement of Managers. Each Manager shall be reimbursed for reasonable out-of-pocket expenses incurred in carrying out their duties as a Manager up to a maximum of $5,000 per Manager for each Fiscal Year.

     8.5 Removal of Manager; Resignation.

     (a) In the event a Manager breaches his fiduciary duty to the Company and/or its Members, or otherwise acts in a manner detrimental to the Company and its business, the other Managers shall have the right to take such actions as may be required to remove such Manager in accordance with the provisions of Delaware law, the Articles and this Agreement.

     (b) Any Manager may, at any time and upon ten (10) days prior written notice to the Managers, resign as a Manager, but such resignation shall not affect his status as a Member, if any. Any such resignation shall take effect at the time specified in the resignation, and if no time is specified, then upon its receipt by the Managers.

     8.6 Vacancy. In the event that any Manager resigns or otherwise ceases to be a Manager for any reason, or is otherwise unable to carry out his or her duties as a Manager for any reason, including but not limited to death or disability, the Class B Member shall have the right to vote to fill such vacancy.

     8.7 Managers Meetings; Notice. The annual meeting of the Managers shall be held on ___. The Managers also may designate more frequent intervals for regular meetings. Special meetings of the Managers may also be called by the Managers or by any Manager by giving two (2) days’ notice to each Manager of the date, time and place of the special meeting. A Manager may waive the right to receive notice before or after the date and time stated in the notice, which notice shall be in writing and be signed by the Manager providing such waiver.

     8.8 Quorum and Vote. The presence of a majority of the Managers shall constitute a quorum for the transaction of business. A meeting may be adjourned despite the absence of a quorum, and notice of an adjourned meeting is not necessary if the time and place to which the meeting is adjourned are fixed at the meeting at which the adjournment is taken and if the period of adjournment does not exceed one (1) month for any one adjournment. The affirmative vote of a majority of the Managers present at a meeting at which a quorum is present shall constitute the act of the Managers, unless the vote of a greater number is required under the Articles, this Agreement, or the Act.

     8.9 Establishment of Committees. The Managers, by a resolution adopted by the affirmative vote of all of the Managers, may establish committees, consisting of one (1) or more persons appointed by the affirmative vote of a majority of the Managers, and having the authority of the Managers in the management of the business of the Company only to the extent provided in such resolution, and the Managers may delegate to any such committee or committees any and all authority that the Managers deems desirable and to the extent authorized under the Act. Committees other than any special litigation committee are subject at all times to the direction and control and serve at the pleasure of the Managers.

     8.10 Action of Managers on Written Consent. Except as expressly provided in this Agreement, any vote, determination or action by the Managers required or allowed under the terms of this Agreement may be taken without a meeting if a majority of the Managers consent to the taking of such action without a meeting. If a majority of the Managers so consent to the taking of action without a meeting, the affirmative vote, determination or action of the number of Managers necessary to authorize or take such action shall be the act of the Managers. Such affirmative vote, determination or action must be evidenced by one or more written consents describing in sufficient detail the vote, determination or action so taken, must be signed by each Manager voting in one (1) or more counterparts, and must indicate each such Manager’s vote or abstention on the action to be taken.

     8.11 Interested Managers. By executing this Agreement each of the Class A Members hereby expressly acknowledges each of the Manager’s financial interest in Collins Financial and acknowledges that the Fees to be paid to Collins Financial pursuant to Section 6 of this Agreement are fair to the Company and the Class A Members in all material respects.

     8.12 Titles. For so long as they are Managers of the Company, Walt Collins shall have the title of Chief Executive Officer, Larry Vasbinder shall have the title of Chief Financial Officer and Gary E. Wood, Ph.D. shall have the title of Secretary. In the event any of these individuals ceases to be a Manager of the Company, the Class B Member may, in its sole discretion, determine the titles to be held by the remaining Managers as well as any titles to be held by any newly admitted Managers, if any.

SECTION 9
INDEMNIFICATION

     9.1 Limitation of Liability. No Manager, employee or agent of the Company or any of their Affiliates shall be liable to the Company or any Member of the Company for any Liability incurred on account of, or by reason of any claim based on or arising from, any act taken or omitted to be taken in the course of representing or performing services for the Company or otherwise in the capacity as a Manager, consultant, contractor, employee or agent of the Company, including, without limitation, their appointment or retention of, or reliance upon, any consultant, contractor, employee or agent of the Company, notwithstanding any negligence, fraud or willful misconduct by such Manager, consultant, contractor, employee, agent or Affiliate except to the extent that a judgment or other final adjudication (in each case which is not subject to appeal) adverse to the person establishes that such Liability arose as a result of:

     (a) any breach of such person’s duty of loyalty to the Company or the Members;

     (b) any act or omission which involves intentional misconduct or a knowing violation of law;

     (c) payments or distributions in violation of the Delaware General Corporation Law; or

     (d) any transaction which the person derived an improper personal benefit.

     9.2 Indemnification. The Company shall indemnify, and upon request shall advance expenses prior to final disposition of a Proceeding to, any person (or the estate or personal representative of any person) who was or is a Party to, or is threatened to be made a Party to, any Proceeding, whether or not by or in the right of the Company, by reason of the fact that such person is or was a Manager, consultant, contractor, employee or agent of the Company or any of their Affiliates against any Liability to the fullest extent permitted by the Act except if there is a final adjudication adverse to such person establishing that such person was guilty of committing any of the acts set forth in Section 9.1(a)-(d) above. With respect to any monies advanced pursuant to the immediately preceding sentence of this Section 9.2, any such person shall agree to return to the Company any amounts advanced by the Company in the event that a judgment or other final adjudication (in each case which is not subject to appeal) is rendered holding that such person is or was not entitled to be indemnified by the Company in accordance with this Agreement or applicable law as a result of such person being found guilty of committing any of the acts set forth in Section 9.1(a)-(d) above. The Company may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any Manager, consultant, contractor, employee or agent of the Company or any of their Affiliates against any Liability that may be asserted against such person with respect to any actions (or inactions) taken with respect to the Company.

     9.3 Effect of Provisions. The rights to indemnification and advancement of expenses set forth in this Section 9 are intended to be to the fullest extent permitted pursuant to the Act. The rights to indemnification and advancement of expenses set forth in this Section 9 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancements of expenses may be entitled or granted by law, the Articles, this Agreement, the vote of the Managers, or an agreement with the Company, which means of indemnification and advancement of expenses are hereby specifically authorized.

     9.4 Repeal or Modification. Any repeal or modification of the provisions of this Section 9 shall not affect any obligation of the Company or any rights regarding indemnification and advancement of expenses of a Manager, consultant, contractor, employee, agent or Affiliate with respect to any Proceeding for which indemnification or the advancement of expenses is requested, in which the alleged cause of action accrued at any time prior to such repeal or modification. If an amendment to the Act hereafter limits or restricts in any way the indemnification rights permitted by law as of the date hereof, such amendment shall apply only to the extent mandated by law and only to activities of persons subject to indemnification under this Section 9, which occur subsequent to the effective date of such amendment.

     9.5 Effect of Invalidity of Section. If this Section 9 or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Manager, Manager, consultant, contractor, employee or agent of the Company or any of their Affiliates as to any Liability incurred or other amounts paid with respect to any Proceeding, including, without limitation, a grand jury Proceeding and any Proceeding by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Section 9 that shall not have been invalidated by the Act or by any other applicable law.

SECTION 10
ACCOUNTING, BOOKS AND BANK ACCOUNTS

     10.1 Accounting Period. The annual accounting period of the Company shall end on December 31 of each year. The books of the Company shall be kept on the accrual method of accounting in accordance with generally accepted accounting principles.

     10.2 Books. The Secretary shall keep full and accurate records of all transactions of the Company in proper books of account, computerized accounting systems or electronic data storage. Said records shall be kept at all times in the principal executive office of the Company or such other place as agreed upon by the Managers. Each Member may, upon reasonable notice to the Managers, for any purpose reasonably related to such Member’s ownership of Units, at such Member’s own expense, inspect and copy, during the normal business hours of the Company, any records or information maintained by the Company. Any such demand shall be in writing and shall state the purpose of such demand. Notwithstanding the foregoing, the Company may keep confidential from any Member, for such period as the Managers deems reasonable, any information which the Managers reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Managers in good faith believes is not in the best interests of the Company or could damage the Company or its business, or which the Company is required by law or by agreement with a third party to keep confidential.

     10.3 Bank Accounts. An account or accounts in the name of the Company shall be maintained in such bank or banks as the Managers may from time to time select. All monies and funds of the Company, and all instruments for the payment of money to the Company, shall, when received, be deposited in said bank account or accounts, or prudently invested in marketable securities or other negotiable instruments. All checks, drafts and orders upon said account or accounts shall be signed in the Company’s name by the Managers or the Secretary and such other person or persons as the Managers may from time to time determine.

     10.4 Financials. The Company shall prepare financial statements at least annually that include a balance sheet as of the end of the reporting period and an income statement for such period.

     10.5 Reports to Members. As soon as practicable after the end of each Fiscal Year, the Company shall distribute to each Member, a copy of the Member’s Schedule K-1 to the Partnership Tax Return (Form 1065); and

SECTION 11
DISSOLUTION AND LIQUIDATION

     11.1 Events Causing Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following Dissolution Events:

     (a) by the majority vote of the Managers;

     (b) the entry of a judicial decree of dissolution of the Company pursuant to the Act; or

     (c) the arrival of the date that is eight (8) years from the date of achieving the minimum funding pursuant to the Registration Statement.

     The occurrence of any event described in §§ 48-245-101(a)(5)(A) through (J) of the Act shall not constitute a Dissolution Event.

     11.2 Winding Up Affairs on Dissolution. Upon the occurrence of any event described in Section 11.1, the Company shall be wound up by the Managers or other persons required or permitted by law to carry out such winding up. In such event, such person or persons shall promptly notify all

Members of such dissolution; shall wind up the affairs of the Company; shall prepare and file all instruments or documents required by law to be filed to reflect the dissolution of the Company; and, after paying or providing for the payment of all liabilities and obligations of the Company, shall distribute the assets of the Company in the manner set forth in Section 5.4.

SECTION 12
TRANSFERS AND WITHDRAWALS

     12.1 Transfer Restrictions. Except as provided in this Section 12, no Member may sell, assign, encumber, pledge, grant a security interest in or otherwise dispose of, voluntarily or involuntarily, in whole or in part, his Units and any attempt to do so shall be void and of no force and effect, and shall constitute a breach of this Agreement. Notwithstanding the foregoing, a Member shall be permitted to transfer, convey or dispose of their Units to a Permitted Transferee. In the event that, pursuant to this Section 12, any Member transfers or assigns his Units to a Permitted Transferee, no such transfer shall become effective until the proposed transferee agrees in writing to assume and be bound by all the obligations and restrictions to which the transferor Member is subject under the terms of this Agreement and any further agreement with respect to the business of the Company. Except for transfers to Permitted Transferees, the Managers may reject a transfer of a Unit or Units for any reason or no reason. Furthermore, in the event of a transfer to a person or entity that is not a Permitted Transferee, such transfer will not be respected by the Company and the transferring Member shall be viewed as the owner of any purported transferred Units.

     12.2 Notwithstanding anything herein to the contrary set forth in this Agreement, a transfer of Units (or any interest therein or any right, duty or obligation relating thereto, including but not limited to, any right to receive a distribution of Cash Flow or an allocation of Profit or Loss) shall not be permitted or made if (1) such transfer would violate applicable securities, “blue sky” or similar laws, (2) such transfer would cause the Company to be treated as a “publicly-traded partnership” within the meaning of Section 7704 of the Code, (3) such transfer would require the Company to change from the cash receipts and disbursements method of accounting pursuant to Section 448 of the Code, or (4) at the time of a transfer, the transferee is a minor.

     12.3 A transfer of Units in accordance with the terms of this Agreement and applicable law shall not dissolve the Company.

SECTION 13
TAX MATTERS

     13.1 Tax Matters Handled By Company. The Company shall have full authority to negotiate with, to conclude agreements with or to refuse to agree with federal and state taxing authorities as to the taxable income of the Company for any taxable period, and any determination of such taxable income shall be binding upon the Members, each of which individually shall be liable to pay any additional tax and interest or shall be entitled to receive any refund and interest resulting from any such determination. The Company shall not be responsible for any loss or damage to a Member as a result of any such determination or failure to arrive at a determination.

     13.2 Partnership For Tax Purposes Only. The Members have formed the Company under the Act and expressly intend hereby to form a partnership for United States federal income tax purposes. In addition, by executing this Agreement each Member agrees to treat their interest in the Company as an equity interest for United States federal income tax purposes. In addition, by executing this Agreement each Member agrees to treat their interest in the Company as an equity interest for United States federal income tax purposes. However, the Members do not intend to be partners to one another or partners as to any third party. No Member or Manager shall make any election to treat the Company as other than a partnership for tax purposes.

     13.3 Tax Matters Partner. The Tax Matters Partner (“TMP”) is responsible for all administrative and judicial proceedings for the assessment and collection of tax deficiencies or the refund of tax overpayments arising out of a Member’s distributive shares of items of income, deduction, credit and/or of any other Company item (as that term is defined in the Code or in regulations issued by the Internal Revenue Service) allocated to the Members affecting any member’s tax liability. The TMP shall promptly give notice to all Members of any administrative or judicial proceeding pending before the Internal Revenue Service involving any Company item and the progress of any such proceeding. Such notice shall be in compliance with such regulations as are issued by the Internal Revenue Service. The TMP shall have all the powers provided to a tax matters partner in Sections 6221 through 6233 of Code, including the specific power to extend the statute of limitations with respect to any matter which is attributable to any Company item or affecting any item pending before the Internal Revenue Service and to select the forum to litigate any tax issue or liability arising from Company items. The TMP shall be the Class B Member. The TMP shall be entitled to reimbursement for any and all reasonable expenses incurred with respect to any administrative and/or judicial proceedings affecting the Company and shall be held harmless and indemnified as provided in Section 9 for actions taken in his or her capacity as TMP.

     13.4 Elections. Except as otherwise provided in this Agreement, all accounting decisions and elections required or permitted to be made by the Company under applicable law shall be made by the Managers, in the Managers’ sole discretion.

SECTION 14
MISCELLANEOUS PROVISIONS

     14.1 Integrated Agreement. This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof and replaces and supersedes all prior agreements, understandings and negotiations of the Members, whether written or oral.

     14.2 Binding Agreement. This Agreement shall be binding upon the legal successors of the Members.

     14.3 Governing Law. Except as otherwise specifically provided herein, this Agreement and all questions arising hereunder shall be determined in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

     14.4 Notices. All notices, offers and acceptances and other communications hereunder shall be in writing and shall be delivered in person, by telecopy with confirmation or by overnight delivery service with receipt, or shall be deposited in the United States Mail, postage prepaid, by certified or registered mail, return receipt requested, to the address of such Member as it appears on the records of the Company or at such other place as such Member may designate by written notice to the other Members. A notice shall be deemed received: (i) if by personal delivery, on the date delivered; (ii) if by telecopy, on the date confirmed; (iii) if by overnight delivery service, on the date delivered; and (iv) if by mail, when mailed if correctly addressed to the Member’s address shown on the Company’s records.

     14.5 Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render such provision, as so amended and limited, valid and enforceable.

     14.6 Counterparts. This Agreement may be executed in counterparts.

     14.7 Amendment. Except as otherwise provided herein, this Agreement may be amended, modified or supplemented only by a writing executed by a majority of the Managers.

     IN WITNESS WHEREOF, this Agreement has been executed by the Members as of the date first above written.

Collins Financial Services, Inc.
By:	/s/
Title:
Date:

[The next pages are the signature pages of the Class A Members]

CLASS A MEMBER
SIGNATURE PAGE

     EACH CLASS A MEMBER MUST SIGN AND RETURN TWO ORIGINALS OF THIS SIGNATURE PAGE TO THE LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF COLLINS RECEIVABLES, LLC

/s/
Name:
Date: Amount of Contribution: $

Schedule A

Name	Capital Contribution	Class A Units	Class B Units
Collins Financial Services, Inc.	$1,000	0	1
[Class A Members]	$—	—	0